Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

XTI Aerospace, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee
Carry Forward Securities
Fees Previously Paid	Equity	Common Stock, $0.001 par value per share	457(o)	4,036,987	(1)		(2)		(2)		(2)		(2)
	Total Offering Amounts											$811.93
	Total Fees Previously Paid											$811.93
	Total Fee Offsets											$0.00
	Net Fees Due											$0.00

(1)	Represents the sum of up to 4,036,987 shares of Common Stock issuable upon exercise of outstanding warrants that were publicly sold.

(2)	This registration statement registers 4,036,987 shares of Common Stock. These shares were initially registered on a registration statement on Form S-3 originally filed with the SEC on May 31, 2024 (File No. 333-279901) registering up to $350,000,000 in aggregate principal amount of common stock, preferred stock, warrants, subscription rights and/or units, at which time a filing fee of $45,789.68, computed in accordance with Rule 457(o) under the Securities Act, was paid. Of that filing fee amount, $811.93 related to the 4,036,987 shares of Common Stock offered by XTI Aerospace, Inc.